                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported): September 3, 1996

                            USA Waste Services, Inc.
             (Exact name of registrant as specified in its charter)


              Delaware                    1-12154             73-1309529
       (State or other jurisdic-        (Commission          (IRS Employer
       tion of incorporation)           file number)         Identification No.)



        5400 LBJ Freeway, Suite 300 - Tower One, Dallas, Texas     75240
          (Address of principal executive offices)               (Zip Code)



       Registrant's telephone number, including area code: (214) 383-7900


         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

       Pursuant to the Agreement and Plan of Merger, dated as of June 22, 1996, as amended July 18, 1996 (the "Merger Agreement"), by and among USA Waste Services, Inc. ("USA Waste"), Quatro Acquisition Corp., a wholly owned subsidiary of USA Waste ("Acquisition"), and Sanifill, Inc. ("Sanifill"), the merger of Acquisition with and into Sanifill became effective on September 3, 1996, whereupon Sanifill became a wholly owned subsidiary of USA Waste (the "Merger"). The closing of the transactions contemplated by the Merger Agreement took place on August 30, 1996. Sanifill's common stock, par value $0.01 per share ("Sanifill Common Stock"), is no longer transferable, and certificates evidencing shares of Sanifill Common Stock represent only the right to receive, without interest, shares of USA Waste Common Stock, par value $0.01 per share ("USA Waste Common Stock"), in accordance with the provisions of the Merger Agreement. The holders of shares of Sanifill Common Stock ("Sanifill Stockholders") are entitled to receive 1.70 (the "Exchange Ratio") shares of USA Waste Common Stock for each share of Sanifill Common Stock held, or an aggregate of approximately 43.1 million shares of USA Waste Common Stock. Also pursuant to the Merger Agreement, each unexpired and unexercised outstanding option or warrant to purchase Sanifill Common Stock (each a "Sanifill Option" or a "Sanifill Warrant," respectively) was automatically converted into an option or warrant, as the case may be, to purchase that number of shares of USA Waste Common Stock equal to the number of shares of Sanifill Common Stock that could have been purchased under the Sanifill Option or Sanifill Warrant multiplied by the Exchange Ratio, at a price per share of USA Waste Common Stock equal to the exercise price determined pursuant to the Sanifill Option or Sanifill Warrant divided by the Exchange Ratio. The stockholders of USA Waste (the "USA Waste Stockholders") and the Sanifill Stockholders approved the Merger on August 27, 1996. The Exchange Ratio was determined through negotiations between the managements of USA Waste and Sanifill and was approved by their respective boards of directors. Cash will be paid in lieu of fractional shares of USA Waste Common Stock on the basis of $28.25 per share. Pursuant to the Merger Agreement, no interest will be paid or accrued on the consideration paid in the Merger. The Merger was accounted for as a pooling of interests. Sanifill owns and operates nonhazardous waste disposal, treatment, collection, transfer and recycling businesses and complementary operations in 23 states, the District of Columbia, the Commonwealth of Puerto Rico, Mexico and Canada. As of June 30, 1996, Sanifill operated 50 disposal and treatment facilities, 26 transfer stations and 36 collection operations. In addition, Sanifill provides sludge treatment and organic recycling services.

       In connection with the Merger, a final judgment (the "Final Judgment") was entered in the United States District Court for the District of Columbia in the case of the United States of America, the State of Texas and the Commonwealth of Pennsylvania v. USA Waste Services, Inc. and Sanifill, Inc. on August 30, 1996. The final judgment provides for (i) the divestiture of certain assets currently owned by USA Waste and Sanifill (the "Asset Divestiture"); (ii) the amendment of certain existing contracts, and the limitation of the terms to be included in new contracts to which USA Waste or Sanifill is or may become a party (the "Contract Amendments"); and (iii) the provision of airspace rights at a specified landfill site (the "Airspace Rights Provision") in order to assure that competition in the industries in which USA Waste and Sanifill operate is not substantially lessened as a result of the Merger. Both the Asset Divestiture and the Contract Amendments must be effectuated by November 28, 1996. In the event that the Asset Divestiture is not completed by such time, a trustee will be appointed to effect the Asset Divestiture.

        The assets (the "Assets") to be sold pursuant to the Asset Divestiture include the following: (i) Sanifill's Houston area commercial solid waste hauling services business, including related customer lists, contracts and accounts, and, at the option of the purchaser, Sanifill's rearload residential business serviced by its garage in Channelview, Texas, including assignable contracts, trucks, containers and equipment (the "Houston Hauling Assets"); (ii) USA Waste's landfill located in League City, Texas, including the current permit, customer lists, contracts, accounts and related equipment (the "Sunray Assets"); and (iii) the right to dispose, over a ten-year period, of up to a total of two million tons of municipal solid waste, subject to a maximum of 270,000 tons per year, at either USA Waste's Hazelwood Landfill located in Baytown, Texas and/or USA Waste's Brazoria County Landfill located in Angleton, Texas (the "Airspace Assets"). Purchasers of the Houston Hauling Assets and the Sunray Assets are subject to the approval of the United States Department of Justice and must agree to be bound by the terms of the Final Judgment. USA Waste and Sanifill are prohibited from financing the sale of the Assets without the prior written consent of the United States, after consultation with the States of Texas and Pennsylvania.

       The provisions of the Final Judgment relating to the Contract Amendments place limitations on the term provisions of contracts (existing and new) between USA Waste or Sanifill and certain small container solid waste hauling service customers ("Customers") in designated areas of Pennsylvania (the "Designated Areas"). Among other limitations, new contracts may not (i) have an initial term or renewal term longer than one year, (ii) require Customers to provide notice of termination more than 30 days prior to the expiration of any initial or renewal term, (iii) require Customers to pay liquidated damages in excess of certain amounts or (iv) contain "right to compete" clauses. However, the initial term of new contracts may exceed one year provided certain conditions are met. With respect to existing Customers with contracts having an initial term longer than one year (other than certain contracts with municipal or governmental authorities), USA Waste and Sanifill are required to send a notice to such Customers offering them a new contract including terms conforming to provisions (i) through (iv) above. Customers are not required to accept such new terms. In addition, USA Waste and Sanifill may not oppose any efforts by any persons to amend any county plans to add a landfill, permit a new landfill or permit expansion of an existing landfill in the Designated Areas.

       With respect to the provision of airspace rights at the Pellegrene Landfill in Homer City, Pennsylvania, USA Waste and Sanifill must accept up to 200 tons per day, and up to 62,400 tons per year, of municipal solid waste from independent private haulers for a period of ten years under terms no less favorable than those provided to the vehicles of USA Waste, Sanifill or any municipality in the Designated Areas, except as to price and credit terms.

       In addition, the Final Judgment provides that USA Waste and Sanifill must provide the United States and the States of Texas and Pennsylvania 30 days' notice prior to acquiring any interest that is not otherwise reportable under the Hart-Scott-Rodino Act in the assets, capital stock or voting securities of any person that was engaged in the solid waste hauling, municipal solid waste or dry waste disposal industry in certain areas of the States of Texas and Pennsylvania during the twelve months preceding such acquisition, subject to certain minimum revenue requirements. The Final Judgment expires on August 30, 2006.

       Pursuant to the terms of the Merger, on August 30, 1996, George L. Ball and Peter J. Gibbons resigned from their positions as members of USA Waste's Board of Directors. In connection with their resignations, Messrs. Ball and Gibbons each received warrants to purchase 40,000 shares of USA Waste Common Stock at an exercise price of $26.75 per share. The warrants have a term of ten years and are immediately exercisable. The vacancies created by the resignations of Messrs. Ball and Gibbons and a third vacancy were filled by Ralph F. Cox, Larry J. Martin and Rodney R. Proto, all of whom were former directors of Sanifill and were nominated to fill such vacancies by Sanifill pursuant to the terms of the Merger Agreement.

       Also in connection with the Merger, USA Waste and Sanifill entered into an employment agreement with Rodney R. Proto. Under the employment agreement, Mr. Proto will serve as President and Chief Operating Officer of USA Waste.
The agreement, a copy of which is attached hereto as an exhibit, is for a continually renewing term of five years and provides for an annual salary of $375,000 per year. In addition, Mr. Proto received options to purchase 610,000 shares of USA Waste Common Stock pursuant to the agreement.

ITEM 5.  OTHER EVENTS.

       In connection with the acquisition of Sanifill, USA Waste replaced its existing line of credit facility with a $1.2 billion senior revolving credit facility (the "Credit Facility") with a consortium of banks including The First National Bank of Boston, Bank of America Illinois, Morgan Guaranty Trust Company of New York and JP Morgan Canada. The Credit Facility is for a term of five years and will also be available for standby letters of credit of up to $400 million. Loans under the Credit Facility bear interest at either a base rate or a rate based on the Eurodollar rate plus a spread not to exceed 0.75% per annum, which spread is initially set at 0.35% per annum. The Credit Facility requires a facility fee, initially set at 0.20% per annum, not to exceed 0.375% per annum on the entire available credit facility. No principal reductions are required during the entire term of the agreement. USA Waste plans to use the funds available under the Credit Facility to refinance existing bank loans and letters of credit, to fund additional acquisitions and to provide working capital for the Company's business.

       On September 3, 1996, USA Waste executed a Supplemental Indenture (the "Supplemental Indenture") by and among USA Waste, Sanifill and Texas Commerce Bank, N.A. with respect to Sanifill's 5% Convertible Subordinated Debentures due March 1, 2006 (the "Convertible Debentures"). The Supplemental Indenture amended the original indenture, dated March 1, 1996 (the "Indenture"), by providing that the Convertible Debentures would be convertible into shares of USA Waste Common Stock. In addition, USA Waste became a co-obligor with respect to Sanifill's payment obligations under the Convertible Debentures.

       On August 24, 1996, Canadian Waste Services, Inc., a wholly owned subsidiary of USA Waste Services, Inc. purchased the non-hazardous solid waste operations of Philip Environmental Inc. in Quebec and Ontario, Canada and in Michigan for a total of $118 million in a combination of cash and USA Waste Common Stock. Five landfills, six collection operations and six transfer stations were acquired.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements of Business Acquired


           The following financial statements of Sanifill, Inc. are included herein:

           -- Sanifill, Inc. and Subsidiaries Condensed Consolidated Balance Sheets as of June 30, 1996 (unaudited) and December 31, 1995.

           -- Sanifill, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (unaudited) for the six months ended June 30, 1996 and the three months ended June 30, 1996.

           -- Sanifill, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 1996 and June 30, 1995.

           -- Sanifill, Inc. and Subsidiaries Notes to Condensed Consolidated Financial Statements (unaudited).

           -- Sanifill, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 1995 and December 31, 1994.

           -- Sanifill, Inc. and Subsidiaries Consolidated Statements of Income for the Years Ended December 31, 1995, 1994 and 1993.

           -- Sanifill, Inc. and Subsidiaries Statements of Stockholders' Investment.

           -- Sanifill, Inc. and Subsidiaries Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993.

           -- Sanifill, Inc. and Subsidiaries Notes to Consolidated Financial Statements.



                       SANIFILL, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                                                        June 30,      December 31,
                                                                          1996           1995
                                                                       -----------    ------------
                                                                       (unaudited)
                         ASSETS
Current assets:
   Cash and cash equivalents                                           $    4,364       $  2,835
   Accounts receivable, net                                                66,464         47,019
   Prepaid expenses                                                         9,793          4,604
   Other current assets                                                     6,176          3,015
                                                                       ----------       --------
               Total current assets                                        86,797         57,473

Property and equipment, net                                               757,577        572,329
Goodwill, net                                                             143,654         97,974
Other assets                                                               52,124         48,153
                                                                       ----------       --------
               Total assets                                            $1,040,152       $775,929
                                                                       ==========       ========

                    LIABILITIES AND
                STOCKHOLDERS' INVESTMENT
Current liabilities:
   Current maturities of long-term debt                                $   12,101       $ 13,359
   Accounts payable                                                        28,473         22,419
   Accrued liabilities and other                                           42,828         25,111
                                                                       ----------       --------
               Total current liabilities                                   83,402         60,889

Long-term debt, net of current maturities                                 257,522        209,329
Convertible subordinated debentures, net                                  112,035         58,213
Environmental reserves                                                     52,209         43,339
Deferred income taxes, net                                                 68,252         64,662
Other long-term obligations                                                27,946         23,906
                                                                       ----------       --------
               Total liabilities                                          601,366        460,338
                                                                       ----------       --------

Commitments and contingencies

Stockholders' investment:
   Preferred stock                                                             --             --
   Common stock                                                               250            217
   Additional paid-in capital                                             349,557        245,490
   Retained earnings                                                      103,625         84,661
   Foreign currency and translation adjustment                            (14,646)       (14,777)
                                                                       ----------       --------
               Total stockholders' investment                             438,786        315,591
                                                                       ----------       --------
               Total liabilities and stockholders' investment          $1,040,152       $775,929
                                                                       ==========       ========

          See notes to condensed consolidated financial statements.

                       SANIFILL, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands except per share amounts; unaudited)

                                    Six Months Ended      Three Months Ended
                                       June 30,                June 30,
                                  -------------------     -------------------
                                    1996      1995         1996        1995
                                 --------    --------    --------     -------
Revenues
Cost of operations               $181,406    $115,120    $100,406     $61,056
                                  115,747      72,979      63,852      37,941
                                 --------    --------    --------     -------
     Gross Profit                  65,659      42,141      36,554      23,115
Selling, general and
  administrative expenses          27,384      17,723      15,137       9,605
Pooling costs                          --         566          --         566
                                 --------    --------    --------     -------
     Operating income              38,275      23,852      21,417      12,944
Interest expense                    8,007       6,273       3,545       3,370
Interest income                      (418)       (514)       (209)       (288)
Other income, net                    (920)       (791)       (272)       (463)
                                 --------    --------    --------     -------
     Income before income taxes    31,606      18,884      18,353      10,325
Income taxes                       12,642       7,478       7,341       4,091
                                 --------    --------    --------     -------
     Net income                    18,964    $ 11,406    $ 11,012     $ 6,234
                                 ========    ========    ========     =======
Earnings per common and
  common equivalent share        $   0.78     $  0.60    $   0.43     $  0.32
                                 ========    ========    ========     =======

           See notes to condensed consolidated financial statements.

                       SANIFILL, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (in thousands; unaudited)

                                                                         Six Months Ended
                                                                              June 30,
                                                                      -----------------------
                                                                        1996          1995
                                                                      ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                         $  18,964     $  11,406
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation, depletion and amortization                        25,980        18,389
         Deferred income taxes                                            2,146           523
         Provision for environmental reserves                             2,159           671
         Provision for doubtful accounts                                    467           276
         Gain on sale of assets                                            (373)         (469)
   Changes in assets and liabilities, excluding effects
      of acquisitions:
         Accounts receivable                                            (18,471)       (8,786)
         Prepaid expenses                                                (5,530)          414
         Other current assets                                            (2,745)       (3,177)
         Accounts payable and accrued liabilities and other               2,179        (4,398)
         Other, net                                                        (414)       (1,100)
                                                                      ---------     ---------
                      Net cash provided by operating activities          24,362        13,749
                                                                      ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                  (77,064)      (38,845)
   Payments for acquisitions accounted for as purchases, net
      of cash received of $696 in 1996 and $110 in 1995                 (90,559)       (4,235)
   Additions to other noncurrent assets, net                             (1,902)       (4,058)
   Proceeds from sale of property and equipment                           1,287         1,132
                                                                      ---------     ---------
                      Net cash used in investing activities            (168,238)      (46,006)
                                                                      ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                                             149,235        85,990
   Repayments of borrowings                                              (6,915)      (57,759)
   Proceeds from issuances of common stock, net                           2,033         2,984
   Other, net                                                             1,051           (74)
                                                                      ---------     ---------
                       Net cash provided by financing activities        145,404        31,141
                                                                      ---------     ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                       1           (74)
                                                                      ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
      EQUIVALENTS                                                         1,529        (1,190)
CASH AND CASH EQUIVALENTS AT
      BEGINNING OF PERIOD                                                 2,835         3,322
                                                                      ---------     ---------
CASH AND CASH EQUIVALENTS AT
      END OF PERIOD                                                   $   4,364     $   2,132
                                                                      =========     =========




          See notes to condensed consolidated financial statements.

                        SANIFILL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1.       ORGANIZATION AND BASIS OF PRESENTATION

         Sanifill, Inc. and subsidiaries ("Sanifill" or the "Company") own, operate, acquire and develop nonhazardous waste disposal, waste treatment, waste collection, recycling, waste transfer and complementary businesses located in the United States, the Commonwealth of Puerto Rico, Mexico and Canada. The nonhazardous waste industry is highly competitive and fragmented. Additionally, this industry is subject to various foreign, federal, state and local laws and substantial regulation under these laws. The Company's waste collection and waste transfer businesses will from time to time also involve the collection, transportation or transfer of relatively small quantities of materials that are classified and regulated as hazardous substances or hazardous wastes under federal or state environmental laws and regulations, as an ancillary service for our nonhazardous solid waste customers.

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated for all periods presented. The accounts of the one business acquired on May 31, 1995 in a transaction accounted for as a pooling-of-interests have been included as if the business had always been a member of the same operating group. The accounts of the businesses acquired in transactions accounted for as purchases have been included from their respective acquisition dates.

         The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the presentations and disclosures herein are adequate to make the information presented not misleading. The financial statements reflect all elimination entries and normal adjustments that are necessary for a fair statement of the results for the interim periods.

         Operating results for interim periods are not necessarily indicative of the results for full years. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements of Sanifill, Inc. and subsidiaries for the year ended December 31, 1995 and the related notes thereto (the "Financial Statements") included in the Company's Annual Report on Form 10-K filed with the SEC on March 27, 1996.

2.       SIGNIFICANT ACCOUNTING POLICIES

Goodwill

         Effective January 1, 1996, the Company changed its estimate of the useful life of its goodwill from 25 to 40 years. The effects of this change will be accounted for prospectively in the financial statements. The effect of this change in estimate was to increase net income by $.2 million or .009 per share and $.4 million or $0.10 per share in the three and six month periods ended June 30, 1996.

         The Company changed its estimated goodwill life due to changes in facts and circumstances that have occurred over time. Goodwill arises only in non-landfill acquisitions at Sanifill. Prior to 1992, all of the Company's acquisitions were landfill acquisitions, and the Company had no goodwill on its balance sheet. In 1992, Sanifill began the evolution from its disposal-only strategy to a disposal-based strategy which involved the acquisition of collection and transfer businesses to vertically integrate around its existing landfills. The Company chose a relatively short 25-year goodwill life when it made its first collection acquisitions in 1992 because the new strategy was unproven at Sanifill and because the remaining life of the permitted airspace at the landfills fed by these early collection acquisitions was relatively short (approximately 10 years). Today, the disposal-based strategy is in place in the majority of Sanifill's markets. It has been proven to be a viable, profitable strategy, and the average remaining life of the permitted airspace at the Company's landfills has grown to 32 years with additional expansion opportunities available. Similarly, without regard to Sanifill's average site life, the collection operations which have been acquired or developed are important in size and can operate indefinitely and independently of Sanifill's

                        SANIFILL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


landfilling operations. Management believes that these changes in fact support a longer goodwill life. In addition, the Company has conducted a survey of the practices of other major public solid waste companies and found that a substantial majority of them use a 40-year goodwill life.

         There have been no other significant additions to or changes in accounting policies of the Company since December 31, 1995.

         For a description of these policies, see Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 1995 in the Company's Annual Report on Form 10-K.

3.       BUSINESS COMBINATIONS

         The Company's acquisitions in transactions accounted for as purchases are summarized as follows (dollar amounts in thousands):

                                                                        Six Months Ended
                                                                            June 30,
                                                                     ------------------------
                                                                       1996            1995
                                                                     --------        --------
Acquisitions consummated
  Collection businesses                                                    23              10
  Solid waste transfer stations                                             2               1
  Municipal solid waste disposal facilities                                --               2
  Dry waste disposal facilities                                             2               2
  Materials recovery facilities                                            --               1
                                                                     --------         -------
       Total                                                               27              16
                                                                     ========         =======

Consideration
  Cash                                                               $ 84,817         $ 4,345
  Notes                                                                11,511           5,187
  Common stock                                                         35,457          16,341
                                                                     --------         -------
       Total                                                         $131,785         $25,873
                                                                     ========         =======


         The $131.8 million of consideration during the 1996 period includes $41.1 million related to a landfill and transfer station development project in the Baltimore-Washington area.

         Pro forma results of operations are not presented as the amounts do not significantly differ from historical Company results.

         In addition, the Company has agreed, in connection with certain transactions which occurred during 1995, to pay additional amounts to the sellers upon the achievement by the acquired businesses of certain negotiated goals, such as targeted revenue levels, targeted disposal volumes or the issuance of permits for expanded landfill airspace. The contingent consideration is payable in cash, stock, or, in some instances, in cash or stock, at the Company's option. Although the amount and timing of any payments of additional contingent consideration necessarily depend on whether and when these goals are met, the maximum aggregate amount of contingent consideration potentially payable if all payment goals are met would be $70.5 million, $12.9 million of which was paid half in cash and half in stock in March 1996. Of the remaining unpaid contingent consideration of $57.6 million, $49.6 million relates to revenue and volume targets. The remainder relates to permit expansions. Of the $57.6 million, $30.6 million relates to a single performance based contingent liability which, once the applicable performance goal is met, is payable in equal annual installments over five years. In June 1996, the applicable performance goal was met and the first annual payment of $6.1 million will be paid out in cash on September 30, 1996. The $6.1 million is

                        SANIFILL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

reflected on the June 30, 1996 balance sheet as a current liability under accrued liabilities and other. The remaining amount of $24.5 million has been discounted to net present value and is reflected in the balance sheet at June 30, 1996 as a long-term liability under other long-term obligations. In addition, consistent with industry practice, the Company regularly agrees to provide royalties based on revenue generated at the applicable disposal site to sellers of waste disposal business that it acquires. The foregoing quantification of contingent considerations does not include potential royalty payments.

         On May 31, 1995, the Company acquired Metropolitan Disposal and Recycling Corporation, Energy Reclamation, Inc., and E. E. Equipment, Inc. (collectively "MDC") in a transaction accounted for as a pooling-of-interests. MDC conducts collection and materials recovery facility activities. Aggregate consideration consisted of approximately 1.1 million shares of the Company's common stock. Revenues and net income of MDC were $8.9 million and $0.8 million, respectively, for the period from January 1, 1995 through the acquisition date. These amounts reflect estimated pooling adjustments to (i) eliminate intercompany transactions with Sanifill, (ii) conform MDC to Sanifill's policy for amortization of intangible assets and (iii) reflect income tax expense.

         Since June 30, 1996, the Company has acquired 2 collection businesses, 1 transfer station and 1 special waste disposal facility for aggregate consideration of $17.5 million.

4.       PROPERTY AND EQUIPMENT

         A summary of property and equipment is as follows (in thousands):

                                                                      June 30,     December 31,
                                                                        1996           1995
                                                                      --------      ------------
Property and equipment                                                $879,634       $675,332
Less:  Accumulated depreciation, depletion and amortization            122,057        103,003
                                                                      --------       --------
        Net property and equipment                                    $757,577       $572,329
                                                                      ========       ========


                 Property and equipment includes the following permit-related items (in thousands):


                                                                 June 30,            December 31,
                                                                   1996                  1995
                                                                ---------            ------------
Permitting projects in process
   Greenfield sites                                            $      --              $      --
   Nonoperating sites                                                376                    153
   Operating sites                                                 8,440                 12,861
Permitted land at nonoperating sites                              25,620                 24,416
Permitted land with construction in progress                      79,296                 35,281
                                                                --------               --------
          Total                                                 $113,732               $ 72,711
                                                                ========               ========


         The increase in permitted land with construction in process during the six months ended June 30, 1996 was primarily attributable to the first quarter 1996 acquisition of a development project consisting of a landfill and transfer station in the Baltimore-Washington area.

                        SANIFILL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


5.       EARNINGS PER SHARE

         Earnings per common and common equivalent share have been computed based on the weighted average number of shares outstanding. The following table reconciles the number of common shares outstanding with the number of command shares used in computing earnings per share (in thousands):



                                                                    Six Months Ended                      Three Months Ended
                                                                         June 30,                              June 30,
                                                                -------------------------               -------------------------
                                                                 1996               1995                 1996               1995
                                                                ------             ------               ------             ------
Common shares outstanding                                       25,067             18,756               23,067             18,756
Effect of using weighted average common shares
   outstanding during the period                                (1,433)              (321)                (212)              (155)
Effect of shares issuable under stock option plan
   and stock warrants based on the treasury stock method           830                558                  926                620
                                                                ------             ------               ------             ------
Common and common equivalent shares used in
   computing earnings per share                                 24,464             18,983               25,781             19,221
                                                                ======             ======               ======             ======


6.       MERGER WITH USA WASTE SERVICES, INC.

         On June 24, 1996, the Company entered into a definitive merger agreement with USA Waste Services, Inc. (USA). The merger is subject to stockholder approval, the Hart-Scott-Rodino antitrust review process and other customary closing conditions. The Company currently expects that the merger will be completed in the third quarter of 1996 and that it will be accounted for as a pooling-of-interests. The merger agreement provides that on the effective date of the merger, USA will issue 1.70 shares of its common stock for each share of the Company's outstanding common stock. Following the merger, Rod Proto, President, Chief Operating Officer and Director of Sanifill will assume these positions at USA. USA's Board of Directors will remain at 12 members and will include Mr. Proto and two additional designees from the Company's board. Messrs. Ralph Cox and Larry Martin have been designated by the Company to join Mr. Proto on the USA Board of Directors.

7.       SALE OF MARINE NONHAZARDOUS OILFIELD WASTE COLLECTION OPERATIONS

         On June 5, 1996, the Company executed definitive agreements for the purchase by Newpark Resources, Inc. of the marine-related nonhazardous oilfield waste collection operations of Campbell Wells, Ltd., a Sanifill subsidiary, for a purchase price of $70.5 million. This transaction closed on August 12, 1996 and will not have a material impact on the results of the Company's operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors
Sanifill, Inc.

     We have audited the accompanying consolidated balance sheets of Sanifill, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sanifill, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
February 23, 1996, (except with respect to the matters discussed in Note 15, as to which the dates are March 4, 1996 and March 18, 1996 as indicated)

                        SANIFILL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                                                                      (RESTATED)
                                ASSETS
Current assets:
  Cash and cash equivalents............................................  $  2,835     $  3,322
  Accounts receivable, net of allowance for doubtful accounts
     of $1,300 and $890................................................    47,019       32,664
  Prepaid expenses.....................................................     4,604        3,821
  Other current assets.................................................     3,015        4,110
                                                                         --------     --------
          Total current assets.........................................    57,473       43,917
  Property and equipment, net of accumulated depreciation, depletion
     and amortization..................................................   572,329      379,276
  Goodwill, net of accumulated amortization............................    97,974       52,553
  Other assets.........................................................    48,153       35,119
                                                                         --------     --------
          Total assets.................................................  $775,929     $510,865
                                                                         ========     ========
               LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of long-term debt.................................  $ 13,359     $  7,932
  Accounts payable.....................................................    22,419       16,936
  Accrued liabilities and other........................................    25,111       19,765
                                                                         --------     --------
          Total current liabilities....................................    60,889       44,633
  Long-term debt, net of current maturities............................   209,329      131,796
  Convertible subordinated debentures, net.............................    58,213       58,041
  Environmental reserves...............................................    43,339       31,257
  Deferred income taxes, net...........................................    64,662       51,093
  Other long-term obligations..........................................    23,906       11,930
                                                                         --------     --------
          Total liabilities............................................   460,338      328,750
                                                                         --------     --------
Commitments and contingencies
Stockholders' investment
  Preferred stock......................................................        --           --
  Common stock, $0.01 par value, 100,000,000 shares authorized;
     21,758,000 and 17,771,000 shares issued and outstanding in 1995
     and 1994..........................................................       217          177
  Additional paid-in capital...........................................   245,490      131,264
  Retained earnings....................................................    84,661       58,028
  Foreign currency translation adjustment..............................   (14,777)      (7,354)
                                                                         --------     --------
          Total stockholders' investment...............................   315,591      182,115
                                                                         --------     --------
          Total liabilities and stockholders' investment...............  $775,929     $510,865
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SANIFILL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                               1995          1994           1993
                                                             --------     ----------     ----------
                                                                          (RESTATED)     (RESTATED)
Revenues...................................................  $256,705      $192,479       $139,727
Cost of operations.........................................   160,088       122,274         90,397
                                                             --------      --------       --------
     Gross profit..........................................    96,617        70,205         49,330
Selling, general and administrative expenses...............    39,669        30,633         22,599
Pooling costs..............................................       566            --             --
                                                             --------      --------       --------
     Operating income......................................    56,382        39,572         26,731
Interest expense...........................................    13,121         9,525          6,223
Interest income............................................    (1,260)         (487)          (497)
Other income, net..........................................    (1,923)       (1,321)           (13)
                                                             --------      --------       --------
     Income before income taxes............................    46,444        31,855         21,018
Income taxes...............................................    18,531        12,622          8,048
                                                             --------      --------       --------
     Net income............................................  $ 27,913      $ 19,233       $ 12,970
                                                             ========      ========       ========
Earnings per common and common equivalent share............  $   1.38      $   1.07       $   0.80
                                                             ========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SANIFILL, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                                    COMMON STOCK                                     FOREIGN
                                                 -------------------    ADDITIONAL                   CURRENCY          TOTAL
                                                  NUMBER                 PAID-IN      RETAINED     TRANSLATION     STOCKHOLDERS'
                                                 OF SHARES    AMOUNT     CAPITAL      EARNINGS      ADJUSTMENT      INVESTMENT
                                                 ---------    ------    ----------    ---------    ------------    -------------
BALANCE, December 31, 1992, as previously
  reported......................................   13,879      $139      $ 73,529      $26,916       $     --        $ 100,584
Restatement for business acquired as pooling-of-
  interests in 1995.............................    1,050        10         4,075       (1,091)            --            2,994
                                                   ------      ----      --------      -------       --------        ---------
BALANCE, December 31, 1992, restated............   14,929       149        77,604       25,825             --          103,578
  Net income....................................       --        --            --       12,970             --           12,970
  Issuances of common stock for acquired
    businesses..................................      440         4         6,520           --             --            6,524
  Issuances of common stock in public
    offerings...................................    1,250        13        20,685           --             --           20,698
  Issuances of common stock under stock option
    plans, including income tax benefit.........      100         1           993           --             --              994
  Adjustment for contingent consideration under
    guaranteed value commitments................       --        --         3,788           --             --            3,788
  Transactions of pooled companies..............       --        --          (347)          --             --             (347)
  Other.........................................       11        --            40           --             --               40
                                                   ------      ----      --------      -------       --------        ---------
BALANCE, December 31, 1993, restated............   16,730       167       109,283       38,795             --          148,245
  Net income....................................       --        --            --       19,233             --           19,233
  Issuances of common stock for acquired
    businesses..................................      582         6        13,297           --             --           13,303
  Issuances of common stock under stock option
    plans, including income tax benefit.........      328         3         4,621           --             --            4,624
  Adjustment for contingent consideration under
    guaranteed value commitments................       --        --         3,703           --             --            3,703
  Foreign currency translation adjustment.......       --        --            --           --         (7,354)          (7,354)
  Transactions of pooled companies..............       --        --          (797)          --             --             (797)
  Other.........................................      131         1         1,157           --             --            1,158
                                                   ------      ----      --------      -------       --------        ---------
BALANCE, December 31, 1994, restated............   17,771       177       131,264       58,028         (7,354)         182,115
  Net income....................................       --        --            --       27,913             --           27,913
  Issuances of common stock for acquired
    businesses and development projects.........    1,630        16        42,097           --             --           42,113
  Issuances of common stock in public
    offerings...................................    2,099        21        62,742           --             --           62,763
  Issuances of common stock under stock option
    plans, including income tax benefit.........      226         2         3,495           --             --            3,497
  Adjustment for contingent consideration under
    guaranteed value commitments................       --        --         5,340           --             --            5,340
  Foreign currency translation adjustment.......       --        --            --           --         (7,423)          (7,423)
  Transactions of pooled companies..............       --        --            --       (1,280)            --           (1,280)
  Other.........................................       32         1           552           --             --              553
                                                   ------      ----      --------      -------       --------        ---------
BALANCE, December 31, 1995......................   21,758      $217      $245,490      $84,661       $(14,777)       $ 315,591
                                                   ======      ====      ========      =======       ========        =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SANIFILL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                              1995           1994           1993
                                                            ---------     ----------     ----------
                                                                          (RESTATED)     (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $  27,913      $ 19,233       $ 12,970
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation, depletion and amortization...........     38,000        31,419         24,215
       Deferred income taxes..............................      3,197         1,211            119
       Provision for environmental reserves...............      1,543         2,132          2,185
       Provision for doubtful accounts....................        866           483            393
       Gain on sale of assets.............................       (693)         (462)          (397)
  Changes in assets and liabilities, excluding effects of
     acquisitions:
       Accounts receivable................................    (13,462)       (8,205)        (7,622)
       Prepaid expenses...................................       (503)         (533)            (7)
       Other current assets...............................        736        (2,555)           190
       Accounts payable and accrued liabilities and
          other...........................................      3,478         4,055          2,925
       Other, net.........................................       (156)          902         (1,488)
                                                            ---------      --------       --------
          Net cash provided by operating activities.......     60,919        47,680         33,483
                                                            ---------      --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................   (114,334)      (70,693)       (49,362)
  Payments for acquisitions accounted for as purchases,
     net of cash received of $1,165, $391, and $231 in
     1995, 1994 and 1993..................................    (69,891)      (15,758)       (30,737)
  Additions to other noncurrent assets, net...............     (4,365)       (3,303)        (5,998)
  Proceeds from sale of property and equipment............      1,749         2,003          1,217
  Other, net..............................................       (612)         (391)        (2,259)
                                                            ---------      --------       --------
          Net cash used in investing activities...........   (187,453)      (88,142)       (87,139)
                                                            ---------      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings................................     90,697        86,709        115,574
  Repayments of borrowings................................    (31,275)      (53,385)       (82,458)
  Proceeds from issuances of common stock, net............     66,355         4,624         21,692
  Other, net..............................................        448          (854)          (915)
                                                            ---------      --------       --------
          Net cash provided by financing activities.......    126,225        37,094         53,893
                                                            ---------      --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS.............................................       (178)          (84)            --
                                                            ---------      --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......       (487)       (3,452)           237
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR............      3,322         6,774          6,537
                                                            ---------      --------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR..................  $   2,835      $  3,322       $  6,774
                                                            =========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SANIFILL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Sanifill, Inc. and subsidiaries ("Sanifill" or the "Company") own, operate, acquire and develop nonhazardous waste disposal, waste treatment, waste collection, recycling, waste transfer and complementary businesses located primarily in the United States and Mexico. The nonhazardous waste industry is highly competitive and fragmented. Additionally, this industry is subject to various foreign, federal, state and local laws and substantial regulation under these laws. The Company's waste collection and waste transfer businesses will from time to time also involve the collection, transportation or transfer of relatively small quantities of materials that are classified and regulated as hazardous substances or hazardous wastes under federal or state environmental laws and regulations, as an ancillary service for our nonhazardous solid waste customers. The Company was incorporated in Texas in May 1989 and was reincorporated in Delaware in July 1991.

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated for all periods presented. The accounts of the one business acquired in 1995 in a transaction accounted for as a pooling-of-interests have been included as if the business had always been a member of the same operating group; accordingly, the historical consolidated financial statements have been restated for all periods presented. The Company did not acquire any businesses accounted for as pooling-of-interests during 1994 or 1993. The accounts of the businesses acquired in transactions accounted for as purchases have been included from their respective acquisition dates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue

     The Company's revenues are primarily comprised of disposal and collection fees charged to customers. The daily volume of waste disposed at the Company's disposal facilities may vary according to market and weather conditions. Collection revenues are determined by such factors as frequency, type and volume of waste collected, the distance to the disposal site and the cost of disposal. The Company also sells sand and clay excavated from certain of its disposal facilities in order to create usable disposal space in such facilities, provides unloading and cleaning services for certain customers at its oilfield waste disposal facilities and sells certain recycled commodities.

  Cost of Operations

     Cost of operations includes labor, fuel, equipment maintenance, disposal fees at facilities not operated by the Company, depreciation, depletion and amortization charges, engineering and upgrading and other costs of operating the disposal facilities and collection operations, as well as accruals for ongoing closure, post-closure and capping compliance, remediation costs and routine maintenance.

  Environmental Reserves

     The Company accrues remaining estimated closure, post-closure and capping costs on a unit-of-production basis over each facility's estimated remaining airspace. The Company records remediation reserves, as necessary, to the recorded purchase price of facilities acquired, in acquisitions accounted for under the purchase method, when the acquisition is consummated. See Note 13 for further discussion. Except for expenditures expected to be made during the next year, closure, post-closure, capping and remediation accruals are reflected as noncurrent liabilities in the accompanying consolidated balance sheets.

                        SANIFILL, INC. AND SUBSIDIARIES

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses include management salaries and office expenses, unsuccessful acquisition search costs, clerical and other administrative overhead.

  Accounts Receivable

     The Company grants credit to local and national companies in various geographic regions throughout the United States, the Commonwealth of Puerto Rico and Mexico. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover potential credit losses.

  Property and Equipment

     Property and equipment are recorded at cost, including interest on funds borrowed to finance the construction of major capital additions. Expenditures for major additions and improvements are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, depletion and amortization and any resulting gain or loss is reflected in current operations.

     Landfill and certain treatment facility costs are depleted using the unit-of-production method, which is calculated using the total units of airspace filled during the year in relation to total estimated permitted airspace capacity. The determination of airspace usage and remaining airspace is an essential component in the calculation of landfill asset depletion. This determination is performed by conducting annual topographic surveys, generally using aerial survey techniques, of the Company's landfill facilities to determine remaining airspace in each landfill. The surveys are reviewed by the Company's consulting engineers, the Company's internal engineering staff and its accounting staff. Current year-end remaining airspace is compared with prior year-end remaining airspace to determine the amount of airspace used during the current year. The result is compared against the airspace consumption figures used during the current year for accounting purposes to ensure proper recording of the provision for depletion. This reevaluation process did not impact results of operations for any years presented. Depreciation on the remaining assets is provided over the estimated useful lives of such assets using the straight-line method.

     The Company capitalizes landfill acquisition costs, including out-of-pocket incremental expenses incurred in connection with the preacquisition phase of a specific project (for example, engineering, legal and accounting due diligence fees), the acquisition purchase price, including future guaranteed payments to sellers, and commissions. If an acquisition is not consummated, or a development project is abandoned, all of such costs are expensed. Landfill development and permitting costs, including the cost of property, engineering, legal and other professional fees, and interest are capitalized during the development period and then amortized using the unit-of-production method over the estimated remaining permitted airspace capacity upon commencement of operations. Capitalized permit application costs are reviewed periodically to determine whether the costs are realizable.

  Goodwill

     For transactions accounted for as purchases, the excess of cost over fair value of the net assets of acquired businesses (i.e., goodwill) is amortized on a straight-line basis over 25 years. Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (FAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, in the event that facts and circumstances indicate intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation was required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down

                        SANIFILL, INC. AND SUBSIDIARIES
to market value or discounted cash flow value was necessary. The Company believes all such assets are fully realizable as of December 31, 1995.

  Other Assets

     Other assets include noncompetition agreements, which are recorded at cost and amortized on a straight-line basis over the terms of the agreements. The Company has established irrevocable trust funds pursuant to certain statutory requirements regarding financial assurance for the closure, post-closure and remediation cost requirements for certain of its disposal facilities. Contributions to the trust funds have been invested by the respective trustees, all of which are national banks, primarily in United States government obligations, municipal bonds and interest-bearing demand deposits. The investments of all but one of the above trust funds are recorded by the Company at cost, which approximates market. The investments of the remaining trust fund, which amount to $5.2 million, as well as the related liability for closure, post-closure and remediation, have not been recorded by the Company due to certain provisions of the trust agreement regarding the ultimate disposition of any excess funds remaining after all closure, post-closure and remediation obligations have been satisfied for the disposal facility. The current market value of the investments held in this trust fund exceeded the closure, post-closure and remediation liability amounts which would have been accrued at December 31, 1995 and 1994.

  Foreign Currency Translation

     The functional currency of the Company's non-U.S. operations is the local currency. Adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' investment.

  Income Taxes

     The Company uses the liability method in accounting for income taxes. Under this method, deferred taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, investments in closure trust funds, trade payables and debt instruments. The book values of cash and cash equivalents, trade receivables, investments in closure trust funds and trade payables are considered to be representative of their respective fair values. With respect to debt instruments, the Company's 7 1/2% Convertible Subordinated Debentures had a quoted securities exchange market value of 118% of the $60 million face value of such securities as of December 31, 1995. None of the Company's other debt instruments that are outstanding as of December 31, 1995 have readily ascertainable market values; however, the carrying values are considered to approximate their respective fair values. See Note 7 for the terms and carrying values of the Company's various debt instruments.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all time deposits and certificates of deposit with original maturities of three months or less to be cash equivalents.

                        SANIFILL, INC. AND SUBSIDIARIES

  Reclassifications

     Certain reclassifications have been made to amounts in prior year financial statements to conform with current year presentation.

  New Accounting Principles

     In October 1995, FAS No. 123 "Accounting for Stock-Based Compensation" was issued. This statement establishes a fair value based method of accounting for stock-based compensation plans. The Company currently accounts for its stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has decided not to adopt this new standard in 1996, and alternatively will provide certain pro forma disclosures in the notes to the financial statements in all future filings.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expenses during the reporting period. The significant estimates used by the Company in the accompanying consolidated financial statements primarily relate to environmental reserves as discussed in Note 13. Actual results could differ from the Company's estimates.

3. BUSINESS COMBINATIONS

     The Company's acquisitions in transactions accounted for as purchases are summarized as follows (dollar amounts in thousands):

                                                   1996
                                                 THROUGH
                                               FEBRUARY 23,       1995        1994        1993
                                               ------------     --------     -------     -------
    Acquisitions consummated
      Municipal solid waste disposal
         facilities........................            --              7           1           1
      Dry waste disposal facilities........             1              2          --           1
      Collection businesses................             5             25          17          11
      Solid waste transfer stations........             1              2          --           1
      NOW transfer stations................            --             --          --           1
      Materials recovery facilities........            --              2          --          --
                                                 --------       --------     -------     -------
              Total........................             7             38          18          15
                                                 ========       ========     =======     =======
    Consideration
      Cash.................................      $ 55,445       $ 71,056     $16,149     $30,968
      Notes................................           200          6,009         943       1,299
      Common stock.........................        15,423         37,696      13,303       6,524
      Net book value of asset exchanged....            --             --          --       4,999
                                                 --------       --------     -------     -------
              Total........................      $ 71,068       $114,761     $30,395     $43,790
                                                 ========       ========     =======     =======

     In addition, the Company has agreed, in connection with certain transactions, to pay additional amounts to the sellers upon the achievement by the acquired businesses of certain negotiated goals, such as targeted revenue levels, targeted disposal volumes or the issuance of permits for expanded landfill airspace. Although the amount and timing of any payments of additional contingent consideration necessarily depend on whether and when these goals are met, the maximum aggregate amount of contingent consideration potentially payable

                        SANIFILL, INC. AND SUBSIDIARIES
if all payment goals are met is $70.5 million. Of this amount, $62.5 million relates to revenue and volume targets. The remainder relates to permit expansions. Of the $70.5 million, $30.6 million relates to a contingent liability which, if incurred, would be payable in equal annual installments over five years. The contingent consideration is payable in cash or, in some instances, in cash or stock, at the Company's option. In addition, consistent with industry practice, the Company regularly agrees to provide royalties based on revenue generated at the applicable disposal site to sellers of waste disposal businesses that it acquires. The foregoing quantification of contingent consideration does not include potential royalty payments.

     The $71.1 million of consideration during the 1996 period includes $41.1 million related to a landfill and transfer station development project in the Baltimore-Washington area.

     The cost of each of the above acquisitions has been allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. These purchase price allocations may be adjusted to the extent that management becomes aware of additional information within one reporting year of the acquisition date which results in a material change in the amount of any pre-acquisition contingency or changes in the estimated fair market value of assets and liabilities acquired.

     As an integral part of certain acquisitions, the former owners signed noncompetition agreements and, in some instances, key management entered into agreements with the Company to continue in the management of these businesses.

     Unaudited pro forma consolidated results of operations, assuming the acquisitions which were completed in 1994 and 1995 had all occurred on January 1, 1994 are as follows (in thousands, except per share amounts):

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                              PRO FORMA                                1995         1994
    --------------------------------------------------------------   --------     --------
                                                                          (UNAUDITED)
    Revenues......................................................   $312,465     $287,677
                                                                     ========     ========
    Net income....................................................    $26,436      $20,955
                                                                     ========     ========
    Earnings per common and common equivalent share...............      $1.22        $1.05
                                                                     ========     ========

     The above pro forma financial information is based on certain assumptions and preliminary estimates which are subject to change. They reflect the consideration paid at closing for all acquisitions. They do not reflect the payment of any contingent consideration. As discussed above, certain of the purchase transactions involve contingent consideration. If all contingent consideration agreed upon in the purchase transactions were required to be paid in full, it would materially affect the results reflected in the above pro forma financial information. The above pro forma financial information also does not reflect anticipated volume or price increases, synergies or other operational improvements. The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had the purchase transactions been completed on the dates indicated or which may be obtained in the future.

     On May 31, 1995, the Company acquired Metropolitan Disposal and Recycling Corporation, Energy Reclamation, Inc., and EE Equipment, Inc. (collectively, "MDC") in a transaction accounted for as a pooling-of-interests. MDC conducts collection and materials recovery facility activities. Aggregate consideration consisted of approximately 1.1 million shares of the Company's common stock. Revenues and net income of MDC were $8.9 million and $0.8 million, respectively, for the period from January 1, 1995 through the acquisition date. These amounts and the amounts set forth in the table below reflect estimated pooling adjustments to (i) eliminate intercompany transactions with Sanifill, (ii) conform MDC to Sanifill's policy of amortization of intangible assets and (iii) reflect income tax expense. The effect of these adjustments was immaterial to net income previously reported.

                        SANIFILL, INC. AND SUBSIDIARIES

     Restated consolidated revenues and net income of the Company are summarized in the table below (in thousands):

                                                         1994                      1993
                                                ----------------------    ----------------------
                                                REVENUES    NET INCOME    REVENUES    NET INCOME
                                                --------    ----------    --------    ----------
    Sanifill................................... $172,825     $ 18,832     $121,333     $ 12,443
    Results of pooled companies................   19,654          401       18,394          527
                                                --------     --------     --------     --------
    Sanifill -- as restated.................... $192,479     $ 19,233     $139,727     $ 12,970
                                                ========     ========     ========     ========

     To reflect the acquisition discussed above, net income per common and common equivalent share has been restated to $1.07 and $0.80, versus $1.12 and $0.83, as previously reported for the years ended December 31, 1994 and 1993, respectively.

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows (dollar amounts in thousands):

                                                        USEFUL          DECEMBER 31,
                                                       LIVES IN     ---------------------
                                                        YEARS         1995         1994
                                                       --------     --------     --------
        Landfill and treatment facilities............      --       $517,632     $366,617
        Vehicles and equipment.......................    4-12        123,612       75,522
        Buildings and improvements...................    5-35         22,427       11,546
        Furniture and fixtures.......................     3-5          7,039        4,858
        Land.........................................      --          4,622        1,686
                                                                    --------
                                                                     675,332      460,229
        Less -- Accumulated depreciation, depletion
          and amortization...........................                103,003       80,953
                                                                    --------     --------
                                                                    $572,329     $379,276
                                                                    ========     ========

     Maintenance and repairs charged to operations were $12.2 million, $7.8 million and $5.5 million in 1995, 1994 and 1993, respectively.

     Landfill and treatment facilities include costs which were excluded from depletion of $80.6 million and $83.9 million at December 31, 1995 and 1994, respectively. These amounts are summarized in the table below by phase of development. Each caption includes all applicable costs related to the projects in that phase (i.e., land, engineering, legal, construction, capitalized interest, etc.), as applicable. These amounts consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                          PHASE OF DEVELOPMENT                      1995        1994
        ---------------------------------------------------------  -------     -------
        Permitting projects in process:
          Nonoperating sites.....................................  $   153     $   338
          Operating sites........................................   12,861      45,197
          Greenfield sites.......................................       --          --
        Land held for development................................    7,888       5,389
        Permitted land...........................................   24,416      18,315
        Permitted land with construction in process..............   35,281      14,616
                                                                   -------     -------
                  Total..........................................  $80,599     $83,855
                                                                   =======     =======

     The above amounts include land cost of $15.2 million and $23.0 million at December 31, 1995 and 1994, respectively.

                        SANIFILL, INC. AND SUBSIDIARIES

     The Company actively pursues permitting of additional airspace at new and existing facilities. There is no assurance of the outcome of any permitting efforts. The permitting and development process is subject to regulatory approval, time delays, availability of land, local citizen opposition and potential stricter governmental regulation. Substantial losses could be incurred in the near term in the event a permit is not granted, if facility construction programs are delayed or changed, or if projects are otherwise abandoned. The Company reviews the status of all permitting and development projects on a periodic basis to assess realizability of the recorded asset values. In the opinion of the Company's management, its permitting projects are fairly valued as of December 31, 1995.

5. GOODWILL AND OTHER ASSETS

     The increase in goodwill during 1995 and 1994 was due primarily to the Company's acquisitions of collection businesses, which typically have a market value that exceeds the fair market value of tangible net assets acquired. Amortization of goodwill was $2.5 million, $2.1 million and $0.7 million in 1995, 1994 and 1993, respectively. Accumulated amortization was $6.1 million and $3.7 million at December 31, 1995 and 1994, respectively. The accumulated amortization account was reduced by $.1 million in 1995 and 1994 due to the devaluation of the Mexican new peso.

     Other assets consist of the following at December 31, 1995 and 1994 (in thousands):

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                   1995         1994
                                                                  -------      -------
        Noncompetition agreements, net of accumulated
          amortization..........................................  $14,784      $14,044
        Investment in closure trust funds.......................   10,404        6,693
        Other...................................................   22,965       14,382
                                                                  -------      -------
                                                                  $48,153      $35,119
                                                                  =======      =======

     Amortization of noncompetition agreements was $3.9 million, $3.4 million and $3.4 million in 1995, 1994 and 1993, respectively. Accumulated amortization was $12.5 million and $9.3 million at December 31, 1995 and 1994, respectively.

6. ACCRUED LIABILITIES AND OTHER

     Accrued liabilities and other consist of the following at December 31, 1995 and 1994 (in thousands):

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                   1995         1994
                                                                  -------      -------
        County and state waste fees payable.....................  $ 4,804      $ 2,646
        Accrued salaries and benefits...........................    5,103        4,112
        Unearned revenue........................................    4,888        3,595
        Accrued interest........................................    1,768        2,128
        Environmental reserves..................................      653          530
        Other...................................................    7,895        6,754
                                                                  -------      -------
                                                                  $25,111      $19,765
                                                                  =======      =======

                        SANIFILL, INC. AND SUBSIDIARIES

7. LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED DEBENTURES

  Long-term Debt

     Long-term debt consists of the following at December 31, 1995 and 1994 (in thousands):

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    Senior notes payable, maturing in varying annual installments through June 2005, with interest ranging from 7.29% to
      8.44%........................................................  $109,416     $ 29,545
    Unsecured revolving credit facility............................    58,000       80,500
    Notes payable, maturing in varying amounts through October
      2010, with interest ranging from 4.0% to 12%.................    15,008        8,439
    Subordinated debt, maturing in varying monthly installments through January 2008, with interest ranging from 7.25% to
      10%..........................................................     7,493        8,070
    Tax-exempt bonds due in varying amounts through June 2009, with
      interest varying from 3.65% to 9%............................    14,953          270
    Capitalized lease obligations, due in monthly installments through December 2002, with interest ranging from 3.5% to
      12%..........................................................    17,818       12,904
                                                                     --------     --------
                                                                      222,688      139,728
           Less -- Current maturities..............................    13,359        7,932
                                                                     --------     --------
              Long-term debt, net of current maturities............  $209,329     $131,796
                                                                     ========     ========

     The senior notes payable are unsecured. They require the Company to maintain certain financial covenants regarding net worth, coverage ratios and additional indebtedness. No principal payments are required to be made until July 30, 1996. Deferred offering costs of approximately $0.7 million were incurred and are being amortized ratably over the life of the notes.

     On April 17, 1995, the Company amended its unsecured revolving credit facility to increase its size from $160 million to $225 million and to increase its bank group from seven to nine banks. The revolving credit facility provides for a revolving credit period expiring on November 30, 1997, at which time it converts to a term facility with a final maturity date of November 30, 2001. Availability under this facility is tied to the Company's cash flow and liquidity. Advances bear interest, at the Company's option, at the prime rate or LIBOR, in each case plus a margin which is calculated quarterly based upon the Company's ratio of indebtedness to cash flow, or, in an amount not to exceed $100 million, at a rate negotiated between the Company and certain banks party to the revolving credit facility. As of December 31, 1995 and 1994, the Company had $127.2 million and $63.1 million, respectively, available under its facility. As of December 31, 1995 and 1994, the Company had utilized $39.8 million and $16.4 million, respectively, of its facility for letters of credit relating to landfill closure and post-closure obligations and securing tax-exempt bonds and insurance contracts. The Company is required to maintain certain financial covenants regarding net worth, coverage ratios and additional indebtedness.

     The notes payable are collateralized by property and equipment with a net book value of $43.0 million and $37.9 million as of December 31, 1995 and 1994, respectively.

     The tax-exempt bonds are collateralized by either an existing letter of credit or assets from one of the Company's subsidiaries.

                        SANIFILL, INC. AND SUBSIDIARIES

     Total assets recorded under capital leases and the accumulated depreciation thereon were $32.5 million and $6.2 million as of December 31, 1995 and $24.2 million and $5.9 million as of December 31, 1994, respectively.

     Interest capitalized on funds used for the construction of major capital additions was $5.4 million, $5.0 million and $3.9 million in 1995, 1994 and 1993, respectively.

     Aggregate maturities of the senior notes, the revolving credit facility, the notes payable, the subordinated debt, the tax-exempt bonds and the future minimum payments under capital leases are as follows (in thousands):

 YEAR ENDED
DECEMBER 31,
- ------------
   1996...............................................  $ 13,359
   1997...............................................    12,084
   1998...............................................    27,120
   1999...............................................    32,836
   2000...............................................    30,746
   Thereafter.........................................   106,543
                                                        --------
                                                        $222,688
                                                        ========

     During 1994, the Company settled one of its obligations to guarantee the value of stock issued in certain acquisitions ("Guaranteed Value Commitments") with the issuance of $2.1 million of its Series B Preferred Stock. The Series B Preferred Stock was immediately exchanged for subordinated notes of the Company, which are substantially consistent as to the coupon rate and repayment terms of the Series B Preferred Stock.

  Convertible Subordinated Debentures

     During May 1991, the Company issued $60 million of 7 1/2% Convertible Subordinated Debentures due on June 1, 2006. Interest is payable semiannually in June and December. The debentures are convertible into shares of the Company's common stock at a conversion price of $28.82 per share. The debentures are subordinated in right of payment to all existing and future senior indebtedness, as defined. The debentures are redeemable after June 1, 1994 at the option of the Company at 105.25% of the principal amount, declining annually to par on June 1, 2001, plus accrued interest. Deferred offering costs of approximately $2.6 million were incurred and are being amortized ratably over the life of the debentures. On March 18, 1996, the Company called for the redemption of these debentures. See Note 15 for further discussion.

8. STOCKHOLDERS' INVESTMENT

  Preferred Stock

     The Company's Board of Directors has the authority to issue up to 500,000 shares of preferred stock, in series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof as it may determine. In connection with the adoption of the Stockholder Rights Plan discussed below, the Company has authorized the issuance of 90,000 shares of Series A Junior Participating Preferred Stock. The Company has authorized the issuance of its Series B Preferred Stock in connection with its Guaranteed Value Commitments. Provisions of the Series B Preferred Stock include mandatory redemption at the rate of 20% per annum beginning 18 months after issuance; rights of the preferred stockholders, as a class, to elect one director in the event the Company has failed to pay six consecutive quarterly dividends on the Series B Preferred Stock; liquidation preference of $10,000 per share; and ranking senior to any other Preferred Stock issued by the Company. If the Series B Preferred Stock is issued, the Company may, at its option, exchange

                        SANIFILL, INC. AND SUBSIDIARIES
these shares for subordinated notes of the Company. During 1994 the Company settled one of its Guaranteed Value Commitments with the issuance of $2.1 million of its Series B Preferred Stock. In accordance with its terms, the Series B Preferred Stock was immediately exchanged for subordinated notes of the Company.

  Retained Earnings

     The Company has never paid cash dividends on its common stock and has no present intention to pay cash dividends. In addition, the Company's unsecured revolving credit facility prohibits the payment of cash dividends on its common stock. It is the Company's intention to retain earnings to finance the expansion of its business.

  Warrants

     In December 1991, the Company granted a stock purchase warrant that entitled an officer of the Company to purchase 100,000 shares of the Company's common stock at a price of $14.00 per share through January 1998. In October 1992, these warrants were repriced to purchase shares of the Company's common stock at a price of $10.88 per share. In March 1993, the Company granted stock purchase warrants that entitled the previous owners of one of the Company's acquired businesses to purchase 30,000 shares of the Company's common stock at a price of $14.40 per share through June 30, 1996. These warrants were granted as consideration for extending the measurement date of one of the Company's Guaranteed Value Commitments from March 1993 to June 1994. At December 31, 1995, all of the warrant shares were vested.

     The following table summarizes the activity relating to the Company's warrants (in thousands of shares):

                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                1995      1994      1993
                                                                ----      ----      ----
        Outstanding at beginning of period....................  113       130       100
          Granted.............................................   --        --        30
          Exercised...........................................   (6)      (17)       --
          Cancelled...........................................   --        --        --
                                                                ---       ---       ---
        Outstanding at end of period..........................  107       113       130
                                                                ===       ===       ===

  Stock Option Plans

     The Company maintains an incentive compensation plan (the "Incentive Plan") which provides the ability to grant non-qualified options, restricted stock, deferred stock, incentive stock options, stock appreciation rights and other long-term incentive awards. Stock options are typically granted under the Incentive Plan at an exercise price which equals the fair market value of the stock on the date of grant. The number of shares available for issuance under the Incentive Plan at any time is limited to 14% of the number of outstanding shares of the Company's common stock at that time less those shares outstanding under the Incentive Plan and the Company's previously utilized stock option plan (the "Stock Option Plan"). Accordingly, the number of shares available for issuance under both Plans at December 31, 1995 was approximately 1.2 million. The Incentive Plan does not provide for the granting of options to non-employee directors. The Stock Option Plan provides for options of up to 225,000 of the authorized shares to be granted to non-employee directors.

                        SANIFILL, INC. AND SUBSIDIARIES

     The following table summarizes the activity relating to the Company's stock option plans (in thousands of shares):

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1994      1993
                                                              -----     -----     -----
        Outstanding at beginning of period..................  1,531     1,552     1,520
          Granted...........................................    560       307       151
          Exercised.........................................   (219)     (300)     (100)
          Cancelled.........................................    (13)      (28)      (19)
                                                              -----     -----     -----
        Outstanding at end of period........................  1,859     1,531     1,552
                                                              =====     =====     =====

     Options exercised during 1995 were exercised at prices ranging from $6.00 to $22.50 per share. At December 31, 1995, options were outstanding at prices ranging from $10.50 to $33.63 per share, of which approximately 1.0 million were exercisable.

     Options exercised during 1994 were exercised at prices ranging from $6.00 to $21.75 per share. At December 31, 1994, options outstanding were at prices ranging from $6.00 to $24.625 per share, of which approximately 1.0 million shares were exercisable.

     Options exercised during 1993 were exercised at prices ranging from $1.67 to $10.88 per share. At December 31, 1993, options outstanding were at prices ranging from $6.00 to $22.50 per share, of which 1.0 million shares were immediately exercisable.

     When non-qualified options are exercised, the Company receives a deduction for federal income tax purposes equal to the net value of the options exercised (market value at exercise date less exercise price). The associated tax savings is credited to additional paid-in capital and amounted to $1.3 million and $1.7 million for the years ended December 31, 1995 and 1994, respectively.

  Restricted Stock

     In March 1994, the Company granted 111,856 shares of restricted stock under the Incentive Plan to certain key executives. The shares vest at the end of eight years or upon the achievement of certain financial objectives, if sooner. None of the shares of restricted stock had vested at December 31, 1995.

  Employee Stock Purchase Plan

     In March 1991, the Company established an Employee Stock Purchase Plan ("ESPP") for all active employees who have completed one year of continuous service. Employees may contribute from 1% to 5% of their compensation. In addition, during any Purchase Period, a single additional contribution of $25, or any multiple thereof not exceeding $2,000, may be made by a participant to their account. At the end of each six month Purchase Period, as defined, each participant's account balance is applied to acquire common stock of the Company at 85% of the market value, as defined, on the first day or last day of the Purchase Period, whichever price is lower. The maximum amount per employee that may be contributed during any Plan Year, as defined, shall not exceed $25,000. The number of shares reserved for purchase under the ESPP is 299,142 and may be from either authorized and unissued shares or treasury shares. The ESPP commenced in January 1992.

  Profit Sharing Plan

     In 1991, the Company established a defined contribution 401(k) profit sharing plan for employees meeting certain employment requirements. Eligible employees may contribute amounts up to the lesser of 15% of their annual compensation or the maximum amount permitted under IRS regulations to their 401(k)

                        SANIFILL, INC. AND SUBSIDIARIES
account. Under the plan, the Company currently matches all employee contributions up to 3%. Company matching contributions were $0.7 million, $0.5 million and $0.4 million for the years ended December 31, 1995, 1994 and 1993 respectively.

  Stockholder Rights Plan

     During 1991, the Company adopted a Stockholder Rights Plan ("SRP") pursuant to which one Preferred Stock Purchase Right was distributed for each outstanding share of common stock. The SRP provides that, unless the rights shall have been redeemed, one right will be granted for each additional share of common stock issued by the Company after the date the SRP was adopted and prior to the earlier of the time the rights become exercisable or December 31, 2001, the termination date of the SRP. Accordingly, each of the shares of common stock is accompanied by a Preferred Stock Purchase Right.

     The Preferred Stock Purchase Rights trade in tandem with the common stock and are not currently exercisable. The rights become exercisable and trade separately from the common stock ten days after a person or group acquires 15% or more of the outstanding common stock. Upon their becoming exercisable, each right entitles the registered holder to purchase one three-hundredth of a share of a new series of preferred stock at a price of $100. If a 15% stockholder (determined as provided in the SRP documents) either acquires the Company by means of a merger in which the Company survives or engages in certain other transactions with the Company, each right (other than rights held by the 15% stockholder) may be exercised to purchase shares of common stock at a price equal to 50% of the market value of such shares. In addition, if the Company were to be acquired in a merger or business combination after the rights become exercisable, each right may be exercised to purchase common stock of the acquiring company at a 50% discount. The rights are redeemable by the Company for $.01 per right at any time prior to their becoming exercisable and will expire on December 31, 2001.

9. INCOME TAXES

     The Company and its subsidiaries file a consolidated federal income tax return. Acquired companies file "short-period" federal returns through their respective acquisition dates and thereafter are included in the Company's consolidated return. For purposes of preparing these consolidated financial statements, federal and state income taxes have been provided against operations for certain pooled companies which were S Corporations prior to their acquisition by the Company as if these companies had filed corporate tax returns. Additionally, the related taxes of these S Corporations are reflected in the consolidated financial statements as increases to additional paid-in capital. The S Corporation status of these companies terminates with the effectiveness of their acquisition by the Company.

                        SANIFILL, INC. AND SUBSIDIARIES

     The amounts of consolidated federal, state and foreign income tax expense (benefit) are as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                          1995        1994        1993
                                                         -------     -------     ------
        Current:
          Federal......................................  $13,158     $ 9,476     $7,150
          State........................................    1,769       1,869        757
          Foreign......................................      407          66         22
                                                         -------     -------     ------
                                                          15,334      11,411      7,929
                                                         -------     -------     ------
        Deferred:
          Federal......................................    3,847       1,466         99
          State........................................     (137)       (488)        20
          Foreign......................................     (513)        233         --
                                                         -------     -------     ------
                                                           3,197       1,211        119
                                                         -------     -------     ------
                                                         $18,531     $12,622     $8,048
                                                         =======     =======     ======

     A reconciliation of total income tax expense to the amounts calculated by applying the federal statutory tax rate is as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                          1995        1994        1993
                                                         -------     -------     ------
        Tax at statutory rate..........................  $16,255     $11,149     $7,356
        Add (deduct) --
          State income taxes...........................      890         897        509
          Nondeductible expenses.......................    1,639         540        231
          Other........................................     (253)         36        (48)
                                                         -------     -------     ------
        Income tax expense.............................  $18,531     $12,622     $8,048
                                                         =======     =======     ======

     The effective tax rate for 1993 reflected $0.2 million related to the change in the federal corporate income tax rate from 34% to 35%, retroactive to January 1, 1993 in accordance with the Revenue Reconciliation Act of 1993. In the third quarter of 1993, the Company recognized a charge of $1.1 million necessitated by the tax rate increase to revalue the Company's deferred tax liability accounts under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" and an unrelated offsetting credit of $1.1 million for the revaluation of a deferred tax asset.

     The components of deferred income tax expense (benefit) are as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1995         1994        1993
                                                        -------      ------      ------
        Capitalized costs.............................  $ 1,090      $  871      $1,462
        Depreciation, depletion and amortization......    2,591         376        (963)
        Environmental reserves........................    2,180         100         481
        Other reserves................................   (1,475)       (228)       (921)
        Cash to accrual conversions...................      (46)        (73)       (277)
        Allowance for doubtful accounts...............      (64)        150         184
        Other, net....................................   (1,079)         15         153
                                                        -------      ------      ------
          Deferred income tax expense.................  $ 3,197      $1,211      $  119
                                                        =======      ======      ======

                        SANIFILL, INC. AND SUBSIDIARIES

     The components of deferred income tax liabilities and assets are as follows (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Deferred income tax liabilities:
          Property, equipment and intangibles....................  $70,746     $57,417
          Cash to accrual conversions............................       72         237
          Other..................................................    2,145         689
                                                                   -------     -------
                  Total deferred income tax liabilities..........   72,963      58,343
                                                                   -------     -------
        Deferred income tax assets:
          Environmental reserves.................................    3,204       4,872
          Other reserves.........................................    4,028       2,039
          Other..................................................    1,069         339
                                                                   -------     -------
                  Total deferred income tax assets...............    8,301       7,250
                                                                   -------     -------
             Net deferred income tax liabilities.................  $64,662     $51,093
                                                                   =======     =======

     At December 31, 1995 and 1994, the Company had $2.0 million and $0.6 million, respectively, of net operating loss carryforwards for tax purposes which will expire beginning in 2003.

10. EARNINGS PER SHARE

     Earnings per common and common equivalent share have been computed based on the weighted average number of shares outstanding. The Company does not present primary and fully diluted amounts as they do not materially differ. The following table reconciles the number of common shares outstanding with the number of common shares used in computing earnings per share (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                          1995        1994        1993
                                                         ------      ------      ------
        Common shares outstanding......................  21,758      17,771      16,730
        Effect of using weighted average common shares
          outstanding during the period................  (2,141)       (374)     (1,069)
        Effect of shares issuable under stock option
          plans based on the treasury stock method.....     599         517         457
                                                         ------      ------      ------
        Common and common equivalent shares used in
          computing earnings per share.................  20,216      17,914      16,118
                                                         ======      ======      ======

11. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosures of cash flow information for each of the three years in the period ended December 31, 1995 are as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1995         1994        1993
                                                        -------      ------      ------
        Interest paid during the period, net of
          capitalized
          interest....................................  $13,469      $8,963      $5,255
        Income taxes paid during the period...........   13,008       9,220       8,309

     The Company acquired assets in capital lease transactions for $7.6 million, $6.4 million and $7.6 million in 1995, 1994 and 1993, respectively. The effects of non-cash transactions related to business combinations are

                        SANIFILL, INC. AND SUBSIDIARIES
discussed in Note 3. Additionally, during 1995 the Company commenced certain development projects which involved the purchase of nonoperating assets for $5.8 million of liabilities assumed and $4.4 million of common stock issued.

12. COMMITMENTS AND CONTINGENCIES

     The Company has entered into various operating lease agreements, primarily for tracts of land, facilities and equipment utilized for operations. Certain agreements contain percentage payment clauses. Rental expense under operating leases was $5.2 million, $5.0 million and $4.5 million in 1995, 1994 and 1993, respectively. Minimum future annual lease payments under these leases are as follows (in thousands):

 YEAR ENDED
DECEMBER 31,
- ------------
   1996................................................  $ 2,751
   1997................................................    2,543
   1998................................................    2,313
   1999................................................    2,071
   2000................................................    1,183
   Thereafter..........................................    9,041
                                                         -------
                                                         $19,902
                                                         =======

     In connection with acquisitions discussed in Note 3, certain agreements provide for management fees, or royalty payments based on revenues, as defined, to be made to former owners. Payments made under these agreements will be charged to operations as incurred. Royalty payments and management fees paid were $3.0 million, $2.1 million, and $1.3 million in 1995, 1994 and 1993, respectively. Certain other agreements provide for additional consideration, as defined, to be paid if expansions of permitted air space or certain operating contracts are obtained by the Company. These amounts, if any, will be capitalized as additional purchase price or permit application costs. Additional consideration capitalized as permit application costs was $11.5 million, $0.9 million, and $2.3 million in 1995, 1994 and 1993, respectively.

     In 1991 and 1992, the Company completed six acquisitions involving Guaranteed Value Commitments. The Guaranteed Value Commitments provide that the Company will deliver to the sellers an amount equal to the difference, if any, between the guaranteed value of the Company's common stock and the market value, as defined, of the common stock at the future measurement date. As of December 31, 1995, the Company had settled three of the Guaranteed Value Commitments, three had expired per their terms at no cost to the Company and no Guaranteed Value Commitments remained outstanding.

     The Company has secured employment agreements with various officers and certain key employees of the Company. The agreements generally provide for the employee's annual base salary and bonus participation. The agreements also generally provide for two year noncompetition agreements and severance payments of generally one year's salary, and up to three year's salary, in the event the employee is terminated without cause.

     The Company carries a broad range of insurance coverage, including general and business auto liability, comprehensive property damage, workers' compensation, and employer's liability, directors' and officers' liability, and other coverage customary in the industry. At December 31, 1995, the Company had environmental impairment liability insurance for all of its domestic waste disposal sites. The Company carries limits of $5.0 million per claim in excess of a $1.0 million per claim retention. The Policy includes an aggregate maximum of $10.0 million in insured claims in any one year. In addition to policy exclusions management believes to be standard for coverage of this type, in limited circumstances the environmental impairment liability insurance contains additional exclusions from coverage. These exclusions are generally removed

                        SANIFILL, INC. AND SUBSIDIARIES
following the satisfactory resolution of certain environmentally related issues. The Company presently has additional exclusions at three of its facilities. In the event that the Company is unable to obtain or retain environmental impairment liability insurance in adequate amounts for each of its sites and uninsured losses are incurred, the Company's financial position could be adversely affected.

     The Company is involved in certain claims and litigation arising in the normal course of business. In the opinion of the Company's management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not be material to the Company's consolidated financial position.

13. ENVIRONMENTAL RESERVES

     The Company will have material financial obligations relating to the closure of the filled areas of landfill sites during their operating lives and the final closure and post-closure care of facilities at the end of their operating lives. These obligations apply to each disposal facility the Company operates or for which it is otherwise responsible. Landfills are typically developed in a series of cells, each of which is constructed, filled, and capped in sequence over the operating life of the landfill. When the final cell is filled and the operating life of the landfill is over, the final cell must be capped, the entire site must be closed and post-closure care and monitoring activities begin. The Company has estimated as of December 31, 1995 that total costs for final closure of its existing facilities and post-closure activities, including cap maintenance, groundwater monitoring, methane gas monitoring and leachate treatment/disposal for up to 30 years after closure in certain cases, will approximate $63.1 million, versus $49.7 million estimated as of December 31, 1994. In addition, the Company has estimated as of December 31, 1995 that capping costs expected to occur during the operating lives of these facilities and expensed over the facilities' useful lives will approximate $142.5 million, versus $79.3 million estimated as of December 31, 1994. This increase reflects the impact of receiving restructured or expanded permits for existing sites and for recently acquired sites, all of which are subject to the heightened regulatory burden of Subtitle D.

     Closure and post-closure costs are accrued and charged to cost of operations over the estimated useful lives of such facilities. These accruals are based on estimates from engineering reviews performed at least once annually. The Company may update its engineering review of a facility more frequently than once annually based on the relative size of the facility and the degree of activity of the facility's applicable regulatory body in establishing financial assurance compliance standards. The closure and post-closure requirements for the Company's municipal solid waste landfills are established by Subtitle D or the applicable states' adopted and EPA approved Subtitle D implementation plan. The requirements for the Company's remaining facilities (i.e., dry waste, special waste and nonhazardous oilfield waste) are established by the applicable state regulations. In performing the review for each facility, the Company analyzes actual costs incurred versus total estimated costs, updates prior year cost estimates to reflect current regulatory requirements, and considers requirements of proposed regulatory changes. The reviews are performed by the Company's engineering staff, with assistance from outside consultants familiar with the Company's facilities.

     The Company accounts for closure and post-closure accruals under two primary scenarios:

      1) For facilities acquired by the Company which had been operating prior to the acquisition date, the Company assesses the closure and post-closure costs and the remaining airspace in order to determine the pro-rata portion of the total closure/post-closure liability that relates to the portion of the landfill already filled. The Company then records a reserve for that pro-rata amount and, for acquisitions accounted for under the purchase method, adjusts the recorded purchase cost of the facility upward by a like amount when the acquisition is consummated.

      2) For facilities which the Company is currently operating, the total estimated closure and post-closure cost is compared with the existing reserve. The difference is accrued and charged to cost of operations on a unit-of-production basis over the facility's remaining airspace.

     The determination of airspace usage and remaining airspace is an essential component in the calculation of closure and post-closure accruals. See Note 2 for additional discussion.

                        SANIFILL, INC. AND SUBSIDIARIES

     Remediation accruals are based on estimates derived from engineering reviews performed in connection with the acquisition due diligence process. Although the Company's policy precludes the acquisition of facilities for which available data indicates the potential for material remediation costs, certain facilities have been acquired where the potential for minor remediation might exist. In such situations, the Company's engineers estimate the total cost of remediation, which to date is estimated to be approximately $12.1 million. The Company then records that estimate as a liability and, for acquisitions accounted for under the purchase method, adjusts the recorded purchase cost of the facility upward by a like amount when the acquisition is consummated. The remediation reserve is reviewed for adequacy at least annually. This reevaluation process did not materially affect results of operations for any years presented.

     The Company's estimates of future closure, post-closure, capping and remediation costs are subject to change in the near term in the event amendments are made to current laws and regulations governing the Company's operations or if more stringent implementation thereof is required. Such changes could have a material adverse effect on the Company's results of operations or require substantial capital expenditures.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The table below sets forth consolidated operating results by fiscal quarter for the years ended December 31, 1995 and 1994 (in thousands except per share data).

                                                  FIRST      SECOND        THIRD      FOURTH
                                                 QUARTER     QUARTER      QUARTER     QUARTER
                                                 -------     -------      -------     -------
    1995
      Revenues.................................  $54,064     $61,056      $72,719     $68,866
      Gross profit.............................   19,026      23,115       27,892      26,584
      Net income...............................    5,172       6,234        8,390       8,117
      Earnings per common and common equivalent
         share.................................     0.28        0.32(1)      0.41        0.37
    1994
      Revenues.................................  $40,083     $47,254      $53,647     $51,495
      Gross profit.............................   14,301      17,046       20,033      18,825
      Net income...............................    3,595       4,600        5,761       5,277
      Earnings per common and common equivalent
         share.................................     0.21        0.26         0.32        0.28

- ---------------

(1) Includes a $0.02 charge for pooling costs

15. SUBSEQUENT EVENTS

     On March 4, 1996, the Company issued $115 million of 5% convertible subordinated debentures, due on March 1, 2006. Interest is payable semi-annually in March and September. The debentures are convertible into shares of the Company's common stock at a conversion price of $48.13 per share. The debentures are subordinated in right of payment to all existing and future senior indebtedness, as defined. The debentures are redeemable after March 15, 1999 at the option of the Company at 102.5% of the principal amount, declining annually to par on March 1, 2002, plus accrued interest. Deferred offering costs of approximately $2.9 million were incurred and are being amortized ratably over the life of the debentures. The proceeds were used to repay debt under the Company's Revolving Credit Facility.

     On March 18, 1996, the Company called for redemption all of its $60 million series of 7 1/2% Convertible Subordinated Debentures due June 1, 2006 at a redemption price of 104.5% of their face amount plus accrued interest from December 1, 1995 to, and including, the redemption date. The redemption date is April 17, 1996. Alternatively, holders of these debentures may convert their debentures into Company common stock at any time prior to the close of business on April 10, 1996, at a conversion price equal to $28.82 per share. Holders who elect to convert will receive 34.70 shares of the Company's common stock for each $1,000 principal amount of debentures surrendered.

                        SANIFILL, INC. AND SUBSIDIARIES

     Furthermore, on March 18, 1996, the Company entered into a definitive agreement to acquire all of the issued and outstanding voting and non-voting securities of PST Reclamation, Inc., and Taylor Land Resources, Inc. (collectively, "PST/TLR") from the stockholders. All conditions to closing are within the control of the parties to the agreement and Sanifill expects the transaction to close in the near future. PST/TLR operates a dry waste disposal facility located in Anne Arundel County, Maryland. The estimated consideration to be paid upon closing for PST/TLR is $22.1 million, consisting of $11.1 million of cash and $11.0 million of the Company's common stock. The estimated purchase price will be adjusted based upon a final determination of the total available airspace at the landfill as of the closing date.

     Unaudited pro forma consolidated results of operations, assuming the acquisitions which were completed in 1994 and 1995 and the March 18, 1996 acquisition of PST/TLR described above had all occurred on January 1, 1994 are as follows (in thousands, except per share amounts):

                                                                    YEAR ENDED DECEMBER 31,
                                                                    ----------------------
                              PRO FORMA                               1995          1994
    --------------------------------------------------------------  --------      --------
                                                                         (UNAUDITED)
    Revenues......................................................  $327,686      $300,964
                                                                    ========      ========
    Net income....................................................  $ 28,615      $ 22,850
                                                                    ========      ========
    Earnings per common and common equivalent share...............  $   1.30      $   1.13
                                                                    ========      ========

     The above pro forma financial information is based on certain assumptions and preliminary estimates which are subject to change. They reflect the consideration paid or to be paid at closing for all acquisitions described above. They do not reflect the payment of any contingent consideration. The above pro forma financial information also does not reflect anticipated volume or price increases, synergies or other operational improvements. The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had the purchase transactions been completed on the dates indicated or which may be obtained in the future.

        (b)  Pro Forma Financial Information

        At this time, it is impracticable to provide the required pro forma financial information of USA Waste and Sanifill. The required information will be filed no later than 60 days after the filing of this Current Report on Form 8-K.

       (c)    Exhibits

              2.1 Agreement and Plan of Merger, dated as of June 22, 1996, by and among USA Waste Services, Inc., Quatro Acquisition Corp. and Sanifill, Inc. (included as Annex A in Registration Statement on Form S-4 (Registration No. 333-08161) and incorporated herein by reference).

              2.2 Amendment No. 1 to Agreement and Plan of Merger, dated July 18, 1996, by and among USA Waste Services, Inc., Quatro Acquisition Corp. and Sanifill, Inc. (included as Annex A in Registration Statement on Form S-4 (Registration No. 333-08161) and incorporated herein by reference).

            *10.1 Employment Agreement, dated August 30, 1996, among USA Waste Services, Inc., Sanifill, Inc. and Rodney R. Proto.

            *10.2 Amended and Restated Revolving Credit Agreement, dated as of August 30, 1996, among USA Waste Services Inc., Sanifill, Inc., Canadian Waste Services Inc., the First National Bank of Boston, Bank of America Illinois, Morgan Guaranty Trust Company of New York, JP Morgan Canada and other financial institutions.

            *10.3 Supplemental Indenture, dated as of September 3, 1996, among USA Waste Services, Inc., Sanifill, Inc. and Texas Commerce Bank, National Association relating to Sanifill, Inc.'s 5% Convertible Subordinated Debentures Due March 1, 2006.

            *23.1    Consent of Arthur Andersen LLP.

            *99.1 Press Release, dated September 3, 1996, relating to the closing of the Merger and new revolving credit agreement.

- -------------
* Filed herewith.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                           USA WASTE SERVICES, INC.


                                           By /s/ Gregory T. Sangalis
                                             ----------------------------------
                                               Gregory T. Sangalis
                                               Vice President, General Counsel
                                               & Secretary
September 18, 1996

                                 EXHIBIT INDEX

       (c)    Exhibits

              2.1 Agreement and Plan of Merger, dated as of June 22, 1996, by and among USA Waste Services, Inc., Quatro Acquisition Corp. and Sanifill, Inc. (included as Annex A in Registration Statement on Form S-4 (Registration No. 333-08161) and incorporated herein by reference).

              2.2 Amendment No. 1 to Agreement and Plan of Merger, dated July 18, 1996, by and among USA Waste Services, Inc., Quatro Acquisition Corp. and Sanifill, Inc. (included as Annex A in Registration Statement on Form S-4 (Registration No. 333-08161) and incorporated herein by reference).

            *10.1 Employment Agreement, dated August 30, 1996, among USA Waste Services, Inc., Sanifill, Inc. and Rodney R. Proto.

            *10.2 Amended and Restated Revolving Credit Agreement, dated as of August 30, 1996, among USA Waste Services Inc., Sanifill, Inc., Canadian Waste Services Inc., the First National Bank of Boston, Bank of America Illinois, Morgan Guaranty Trust Company of New York, JP Morgan Canada and other financial institutions.

            *10.3 Supplemental Indenture, dated as of September 3, 1996, among USA Waste Services, Inc., Sanifill, Inc. and Texas Commerce Bank, National Association relating to Sanifill, Inc.'s 5% Convertible Subordinated Debentures Due March 1, 2006.

            *23.1    Consent of Arthur Andersen LLP.

            *99.1 Press Release, dated September 3, 1996, relating to the closing of the Merger and new revolving credit agreement.

- -------------
* Filed herewith.